Exhibit 99.1

For Immediate Release

AuthentiDate Announces Management Addition

Schenectady, NY–August 12, 2004–AuthentiDate Holding Corp. (NASDAQ: ADAT) announced today that John J. Waters has been added to the Company’s management team and will serve in the newly created role of Executive Vice President-Chief Administrative Officer. The Company previously announced Mr. Waters addition to its Board of Directors and the Company stated that he would continue as a member of the Board.

As Executive Vice President-Chief Administrative Officer, Mr. Waters will be responsible for strategic and financial planning and will report directly to John Botti, AuthentiDate’s Chairman and CEO. In addition, Mr. Waters will be responsible for evaluating the performance of each of the Company’s divisions and each division’s key personnel.

Mr. Waters spent 34 years with Arthur Anderson, LLP and served as a Partner in Charge (Audit) –Transaction Advisory Industry Program from 1995 until his retirement in 2001. The division provided accounting , tax and other strategic consulting services to private equity clients.

“John Waters brings an enormous amount of expertise to us in the area of strategic planning and budgeting,” stated John Botti. “We appreciate having his knowledge and input on a day to day basis and believe he will bring strong fiscal management and valuable advice to the AuthentiDate operations.”

About AuthentiDate Holding Corp.

AuthentiDate Holding Corp. (AHC) is the holding company of five business units; DocStar, AuthentiDate International AG, AuthentiDate, Inc., DJS Marketing Group/Computer Professionals International and Trac Medical Solutions, Inc. DocStar sells proprietary document imaging software that includes the AuthentiDate technology. AuthentiDate and AuthentiDate AG provide the authentication of digital data through its proprietary and patent pending technology. AuthentiDate intends to establish itself as the authority on “content security” as it is a growing sector of the electronic network security infrastructure market. DJS delivers professional services centered around technology systems integration projects, staff augmentation, out-tasking, outsourcing services and resells computer related products. Trac Medical offers an electronic form processing solution and utilizes the AuthentiDate technology to prove the authenticity of the content represented in completed healthcare forms.

This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Act of 1934. When used in this release, the words “believe,” “anticipate,” “think,” “intend,” “plan,” “will be,” “expect,” and similar expressions identify such forward-looking statements. Such statements regarding future events and/or the future financial performance of The Company are subject to certain risks and uncertainties, which could cause actual events or the actual future results of the Company to differ materially from any forward-looking statement. Such risks and uncertainties include, among other things, the availability of any needed financing, the Company’s ability to implement its business plan for various applications of its technologies, the impact of competition, the management of growth, and the other risks and uncertainties that may be detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. In light of the significant risks and uncertainties inherent in the forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

Investor Contact:	John A. Stiles
John A. Stiles & Associates, L.L.C.
314-994-0560

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